EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of Nationwide Variable Insurance Trust of each of our two reports each dated February 20, 2018, relating to the financial statements and financial highlights, which appear in NVIT Large Cap Growth Fund (now known as, NVIT Dynamic U.S. Growth Fund) and NVIT Government Money Market Fund’s (two of the series constituting Nationwide Variable Insurance Trust) Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 24, 2018